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                                                                    EXHIBIT 99.1



[SCHAWK LOGO]




AT SCHAWK, INC.:                                  AT DRESNER CORPORATE SERVICES:
JAMES J. PATTERSON                                KRISTINE WALCZAK
SR. VP AND CFO                                    312-726-3600
847-827-9494                                      kwalczak@dresnerco.com
jpatterson@schawk.com

                     SCHAWK INC. ANNOUNCES IMPROVED OUTLOOK
                  FOR SECOND QUARTER AND FULL YEAR 2004 RESULTS

         o Net sales and earnings expected to be a record for quarter and six-month year-to-date periods

         o Increased sales due to revenues from acquisitions, new business wins and "low-carb" and other health conscious packaging changes

         o Earnings per share for the quarter estimated at a record $0.28 to $0.30 per fully diluted share

DES PLAINES, IL, JULY 12, 2004--SCHAWK, INC. (NYSE: SGK), one of North America's leading providers of digital imaging graphics services to the consumer products industry, today announced that, based on preliminary results, it anticipates significantly improved results for the second quarter and full year 2004 as compared to previous period results.

SECOND QUARTER 2004 OUTLOOK

Commenting on the preliminary results from the quarter, David A. Schawk, President and Chief Executive Officer, noted, "We expect to announce record results in net sales and profits for the three-month and six-month periods when we report final results on July 27, 2004. Net sales for the second quarter are anticipated to be in the range of $63 to $65 million, and our earnings per share is anticipated to be in the range of $0.28 to $0.30 cents per fully diluted share."

As points of reference, in the quarter ended March 31, 2004, net sales were $52.1 million, and earnings per share were $0.16 per fully diluted share. In the prior-year second quarter, net sales were $51.6 million and earnings per share were $0.21 per fully diluted share.

Mr. Schawk continued: "As we stated in the first quarter earnings release, March 2004 was a record sales month for the Company. These strong sales results continued during the second quarter with record months in April, May and June, and were driven by consumer food and beverage products packaging clients seeking to meet changing consumer demand for "low carb" and "Better for You" new products, along with recipe changes to their favorite brands. Our ability to help these clients quickly bring their new products to market has enabled them to capitalize on these demands. In addition, we believe that our three acquisitions at year-end 2003 also contributed to increased sales during the quarter. Finally, a number of new client wins over the past twelve months have started to make a significant impact, as these accounts have begun to fully utilize Schawk's broad array of services.


                                     -more-
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SCHAWK INC. Q2 2004 PRELIMINARY RESULTS
ADD 1



FULL YEAR 2004 OUTLOOK

Mr. Schawk continued; "Based on current trends, we expect net sales for 2004 of $230 million, compared to $201 million in 2002, and earnings per share for the full year in the range of $0.85 to $0.89 per share, compared to $0.78 reported in 2003.

"We are gratified to see verification that we have properly positioned ourselves to meet the changing needs of our clients, and we are encouraged by the strong preliminary results from the second quarter and first six months of 2004. We look forward to reviewing our results for the second quarter on July 27, 2004 in our earnings release and on our earnings conference call."

EARNINGS RELEASE, CONFERENCE CALL AND WEBCAST

Schawk Inc. will release second-quarter 2004 financial results on Tuesday, July 27, 2004, before the market opens.

Schawk has also scheduled its conference call for Tuesday, July 27, 2004, at 9:30 a.m. central time. Hosting the call will be David A. Schawk, president and CEO, A. Alex Sarkisian, executive vice president and COO, and John Cragen, vice president and Corporate Controller.

To participate in the call, please dial 800-219-6110 or 303-262-2144 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://www.actioncast.acttel.com, event ID 23737. If you are unavailable to participate on the live call, a replay will be available through August 3 at 11:59 p.m. eastern time. To access the replay, dial 800-405-2236 or 303-590-3000, enter conference ID 11003204, and follow the prompts. The replay will also be available on the Internet at http://www.actioncast.acttel.com, event ID 23737, for 30 days.

Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand consulting and design and an array of digitally based workflow solutions, all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, and consumer products packaging, point of sale, and advertising markets.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our ability to identify and exploit industry trends and to exploit technological advances in the imaging industry, our ability to continue to implement our restructuring plan, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

     For more information about Schawk, visit our website at www.schawk.com.

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